EXHIBIT 99.1

11552 Prosperous Drive Odessa, FL USA 33556 tntangredi@daisanalytic.com
+(1) 727-375-8484 X205 DaisAnalytic.com

April 17, 2018

First Name Last Name

Address

City, State, Zip Country

Dear Shareholder,

We at Dais recognize and appreciate the continued support of our shareholders.

As we are off to a busy start in 2018, we are pleased to share some major business developments demonstrating market support for our proven products. These products are based on our Aqualyte™ family of nanomaterial, which yield more energy efficient ways to provide clean air and water. We are counting on your support to continue building this momentum.

Nanomaterials continue to lead the quest to improve energy efficiency and product efficacy in a wide range of products. As one of the global leaders in the use of nanomaterials for clean air and water, we are positioned to grow our business and protect our intellectual property. We have created and tested multiple products, gathered necessary operational information, assembled our supply chain and manufacturing infrastructure, and been awarded 22 patents along the way.

Our applications address the growing world-wide mandate for clean water and improve energy efficiency in heating, ventilation, and air-conditioning (“HVAC”). We have been recognized by the industries with innovation awards, accolades and high ratings from US, Chinese, and Swiss third-party rating agencies, the US government (Department of Energy, and US Congress), Forbes Magazine, and Navigant Consulting. Public Broadcasting System (WEDU) produced an effective short video recognizing Dais in 2017 as part of its Quest series showcasing promising new technologies. You can watch the video by visiting this link: http://video.wedu.org/video/3002544391/

Through our Aqualyte™ technology, we have:

•	Begun commercialization of a best-in-class industrial waste water system: NanoClear™.

•	Further refined our initial HVAC product: ConsERV™, useful in most forms of HVAC ventilation.

•	Expanded the HVAC product line to address the far larger market need of providing cost. effective, higher efficiency dehumidification and humidification products: NanoAir™.

Multiple commercial opportunities have been put in place for 2018 and thereafter. With our commercial partnership with The Haier Group, Aqualyte is ramping up to be sold in approximately 14 million refrigeration products annually with an estimated revenue impact in 2018 of $1.5 million and over $5.0 million in annual sales when fully implemented. The Company expects other activities underway with The Haier Group to increase its revenue with them in 2019. Our partnership with The Menred Group is projected to yield $420,000 in 2018 ConsERV sales in Greater China and approximately $1.2 million in 2019.

Moving to our opportunities in clean water, we have secured a NanoClear contract with Sun Yang Jiayuan Deshian Environmental Protection Company, a contractor largely working for the State Power Investment Corporation (SPIC) which runs 80% of the power plants in Greater China, for an initial waste water cleaning system for coal fired power plants expected to yield $75,000 in 2018, a minimum of $3.0 million in 2019, and minimum of $6.0 million in 2020.

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Dais has the product, relationships, markets, and supply chain in place for solid growth in 2018 and rapid growth in 2019 and beyond if we can put in place the capital to succeed.

We believe we have the potential to be a global leader in the multi-billion-dollar clean air and clean water markets within the next decade and be the technological solutions leader to the world for clean water and air.

This above body of work took time and money. To get to the next level, our management and Board of Directors are committed to obtaining the needed resources in the least dilutive manner to achieve the most robust return for our shareholders.

We have retained legal and financial professionals to take a long-term view of our plan and assist in bringing in the needed resources, largely people and money, to execute on our business plan. We have retained these skilled professionals’ services using our common stock and raised needed capital in the debt market to date to achieve our current position.

The monetization of the company’s investment is our primary focus. During the balance of 2018, Dais will strive to pay off the accumulated debt, complete an equity raise, and apply to a national stock exchange such as the NASDAQ Capital Markets.

You have supported Dais to this point and we need your continued support. Even though we made significant progress in the last year, our trading volume and share price do not fully reflect our company or our opportunities.

I respectfully ask you consider what we have presented in this letter along with other information such as our SEC filings, the PBS video, and our currently low price per share.

We hope that you will take this opportunity to strengthen your stake and investment in Dais. With your continued support, it is estimated any future capital raise will be far less dilutive, will be faster to complete, and will help the Company achieve its projected goals sooner than we anticipate.

Please feel free to contact me directly at tntangredi@daisanalytic.com or (727)375-8484 x205 with questions. For your convenience, please visit the Investor page at www.daisanalytic.com/investors/ for newsfeeds and updates allowing you to obtain the latest Company news and developments.

Thank you for your patience, and I look forward to your continued support as we grow.

Regards,

Tim Tangredi

Chairman, President and CEO

Please note this letter is for informational purposes only and does not constitute an offer to sell, a solicitation to buy, or a recommendation for any security.

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